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                                                                  Exhibit (m)(1)

                        WILLIAMS CAPITAL MANAGEMENT TRUST

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                 SERVICE SHARES

         This Distribution Plan (the "Plan") for the Service Shares of one or more series (collectively, the "Funds"), each of which is identified on Appendix A attached hereto (as such may be amended from time to time) of Williams Capital Management Trust (the "Trust") has been adopted by the Board of Trustees of the Trust (the "Board") in conformance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

         1. In consideration of the services to be provided and the expenses to be incurred by the Fund's distributor (the "Distributor") for any activities or expenses primarily intended to result in the sale of Service Shares of the Funds, each Fund shall pay to the Distributor a fee at the aggregate rate of 0.30% per year of the average daily net asset value of its Service Shares (the "Payments"). Such Payments shall be accrued daily and paid monthly in arrears or shall be accrued and paid at such other intervals as the Board shall determine. A Fund's obligation hereunder shall be limited to the assets of its Service Shares and shall not constitute an obligation of any Fund except out of such assets and shall not constitute an obligation of any shareholder of a Fund.

         2. It is understood that the Payments made by a Fund under this Plan will be used by the Distributor for the purpose of financing or assisting in the financing of any activity that is primarily intended to result in the sale of Service Shares of such Fund. The scope of the foregoing shall be interpreted by the Board, whose decision shall be conclusive except to the extent it contravenes established legal authority. Without in any way limiting the discretion of the Board, the following activities are hereby declared to be primarily intended to result in the sale of Service Shares: advertising the Service Shares or the Funds' investment adviser's mutual fund activities; compensating underwriters, dealers, brokers, banks and other selling entities (including the Distributor and its affiliates) and sales and marketing personnel of any of them for sales of Service Shares, whether in a lump sum or on a continuous, periodic, contingent, deferred or other basis; compensating underwriters, dealers, brokers, banks and other servicing entities and servicing personnel (including the Funds' investment adviser and its personnel) or any of them for providing services to shareholders of a Fund relating to their investment in the Service Shares, including assistance in connection with inquiries relating to shareholder accounts; the production and dissemination of prospectuses (including statements of additional information) of the Funds and the preparation, production and dissemination of sales, marketing and shareholder servicing materials; and the ordinary or capital expenses, such as equipment, rent, fixtures, salaries, bonuses, reporting and recordkeeping and third party consultancy or similar expenses relating to any activity for which Payment is authorized by the Board; and the financing of any activity for which
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Payment is authorized by the Board. Notwithstanding the foregoing, this Plan does not require the Distributor or any of its affiliates to perform any specific type or level of distribution activities or shareholder services or to incur any specific level of expenses for activities covered by this Section 2. In addition, Payments made in a particular year shall not be refundable whether or not such Payments exceed the expenses incurred for that year pursuant to this
Section 2.

         3. The Trust is hereby authorized and directed to enter into appropriate written agreements with the Distributor, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a Payment. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom Payment is to be made does not have the purpose set forth in Section 2 above (such as the printer in the case of the printing of a prospectus or a newspaper in the case of an advertisement) unless the Board determines that such an agreement or arrangement should be treated as a "related" agreement for purposes of Rule 12b-1 under the 1940 Act.

         4. Each form of agreement required to be in writing by Section 3 must contain the provisions required by Rule 12b-1 under the 1940 Act and must be approved by a majority of the Board ("Board Approval") and by a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan ("Independent Trustees"), by vote cast in person at a meeting called for the purposes of voting on such form of agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and approval of the Independent Trustees ("Independent Trustee Approval").

         5. The officers of the Trust or the Distributor, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such Payments were made.

         6. To the extent any activity is covered by Section 2 and is also an activity which a Fund may pay for on behalf of its Service Shares without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the 1940 Act, this Plan shall not be construed to prevent or restrict such Fund from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in calculation of Payments subject to the limitation set forth in Section 1.

         7. This Plan shall not take effect with respect to a Fund until it has been approved by a vote of at least a majority of the holders of the Service Shares of such Fund. This Plan may not be amended in any material respect without Board Approval and Independent Trustee Approval and may not be amended to increase the maximum level of Payments permitted hereunder without such approvals and further approval by a vote of at least a majority of the Service Shares of the relevant Fund. This Plan may continue in effect for longer than one year after its approval by a majority of the Service

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Shares of such Fund only as long as such continuance is specifically approved at least annually by Board Approval and by Independent Trustee Approval.

         8. This Plan may be terminated with respect to a Fund at any time by a vote of the Independent Trustees, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of at least a majority of the holders of the Service Shares of such Fund. The termination of this Plan with respect to one Fund does not affect the rights, duties or responsibilities of any other Fund under the Plan.

         9. For purposes of this Plan the terms "interested person" and "related agreement" shall have the meanings ascribed to them in the 1940 Act and the rules adopted by the Securities and Exchange Commission thereunder and the term "vote of a majority of the holders of the Service Shares" shall mean the vote, at the annual or a special meeting of the holders of the Service Shares duly called (a) of 67% or more of the Service Shares present at such meeting, if the holders of more than 50% of the Service Shares outstanding on the record date for such meeting are present or represented by proxy or, if less, (b) of more than 50% of the Service Shares outstanding on the record date for such meeting.

Dated:  December 19, 2002

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                                   APPENDIX A

                        Williams Capital Management Trust
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                       Williams Capital Liquid Assets Fund

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